Exhibit 99.2
Abercrombie & Fitch
August 2007 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended September 1, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended September 1, 2007, were $425.4 million compared to $351.3 million for the four-week period ended August 26, 2006. Total Company direct-to-consumer net sales increased to $20.6 million for the four-week period ended September 1, 2007, a 54% increase over sales for the four-week period ended August 26, 2006. August comparable store sales increased 6% for the four-week period ended September 1, 2007, compared to the four-week period ended September 2, 2006.
August comps benefited from the shift of tax free holiday dates in Texas and Florida from Fiscal July into Fiscal August, an event we highlighted when we reported July sales. Excluding sales for the stores affected by this shift, we estimate that total company comp store sales would have increased 1% for August.
By brand, Abercrombie & Fitch comparable store sales increased 5%. Men’s comps increased by a low double digit; women’s comps increased by a low single digit. Transactions per store increased 7%; average transaction value increased 3%. Transaction metrics compare the four-week period ended September 1, 2007 to the four-week period ended August 26, 2006.
In the kids business, abercrombie, comparable store sales increased 12%. Boys comps increased by mid teens; girls comps increased by a low double digit. Transactions per store increased 7%; average transaction value increased 2%.
Hollister comparable store sales increased 6%. Dudes comps increased by a low double digit; Bettys comps increased by a low single digit. Transactions per store increased 5%; average transaction value declined 1%.
RUEHL comparable store sales increased 2%. Men’s comps declined by a high single digit; women’s comps increased by a mid single digit. Transactions per store increased 10%; average transaction value decreased 10%.
By region, comps were strongest in the Southwest and South, and weakest in the West.
We will announce September sales on Thursday, October 11, 2007. Thank You.